UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934.

DATE OF REPORT:  September 3, 2010 (Date of earliest event reported)

ACCREDITED BUSINESS CONSOLIDATORS CORP.
(Exact name of registrant as specified in its charter)

PA                                            0-27182               25-1624305
                                                  (State or other jurisdiction                         (Commission File         IRS Employer
   of incorporation)                                      Number)             Identification Number)

196 WEST ASHLAND STREET, DOYLESTOWN, PA 18901
(Address of principal executive offices)

267-629-2340
(Registrant's telephone number, including area code)

NOT APPLICABLE
(Former Name or Former Address, if changed since last report)

ITEM 8.01 Other Events

The Company has received information from several shareholders that there is a rumor being sent via private messages on stock talk bulletin boards that we are in the process of filing a petition for protection under the bankruptcy statutes.  There is no basis for this rumor.  On the contrary, the Company's primary debt is owed to the preferred shareholder, My Pleasure Ltd.  The Company's debt to unrelated parties is negligible and non-material.

Investors are cautioned not to trade stocks on the basis of messages, whether public or private, on stock bulletin boards.  Many investors who post on the boards do not reveal their true intentions.  They may be stating that they think an investment is good while they are selling their stock.  Similarly, they may be convincing others to discard their shares while they are buying.  This type of behavior is known as "scalping" and may violate securities fraud statutes.  Shareholders need to keep in mind that all shares that are purchased on the open market are from third parties and not from the Company.  We are under a share issuance moratorium until at least March 2011 and will not be issuing shares.

It is possible that the person spreading this rumor is referring to our filing of August 16, 2010, with the Securities and Exchange Commission advising shareholders that certain affiliates of our company filed an involuntary petition for bankruptcy against Hiland Terrace Corp.  This petition was filed against a company that we own slightly less than 10 percent of the outstanding shares.  The purpose of the filing is to force Hiland Terrace Corp. to address their debt problems so that they do not lose their property.

Shareholders needs to understand that our subsidiaries and the companies we invested in are structured to be separate from the parent entity.  Some of the companies we invest in may be in need of capital and might not ultimately be successful.  A liquidation of a subsidiary or company we invest in does not mean that AccreditedBiz itself would be in danger of liquidation.

The Company continues to move forward with its business plans.  We have been more conservative with the release of information because potential business relationships have been damaged because of third parties using the information we release to contact the entities we are in negotiations with.  This does not mean we will not release material information as required by the appropriate regulations.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act
of 1934, the registrant has duly caused this report to be
signed on its behalf by the undersigned hereunto duly authorized.

Dated:   September 3, 2010

ACCREDITED BUSINESS CONSOLIDATORS CORP.

By: /s/ Andy William
Andy William
Vice President

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